Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Oriental Financial Group Inc.:

We consent to the incorporation by reference in the registration statement on Form S-1 of Oriental Financial Group Inc. (the Group) of our reports dated March 9, 2012, with respect to the consolidated statements of financial condition of the Group as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on
Form 10-K of the Group and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Juan, Puerto Rico

October 25, 2012